UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported)  June 26, 2006

                             AURORA GOLD CORPORATION
             (Exact name of registrant as specified in its charter)


Delaware                              0-24393                13-3945947
(State or other jurisdiction          (Commission            (IRS Employer
of incorporation)                     File Number)           Identification No.)


30 Ledgar Road, Balcatta, WA, Australia                      6021
(Address of principal executive offices)                     (Zip Code)

Registrant's Telephone Number, Including the area code:      (+61) 8 9240-2836


(Former name or former address, if changed from last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Information A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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AURORA GOLD CORPORATION
-----------------------

Item 8.01 Other Events

Aurora Gold Corporation (the "Company", "Aurora Gold"), a mineral exploration company focusing on exploration and development in the Tapajos Gold Province, State of Para, Brazil, announces that it has entered into a Memorandum of Understanding ("MOU") on the Santa Lucia property in the Tapajos Gold Province, State of Para, Brazil.

The 1,600 hectare Santa Lucia property is located, in the Tapajos Gold Province in the state of Para, Brazil, 1,270 km SSW of the main regional centre of Itaituba. The property is located 10 km south west of the Company's Santa Isabel property.

With the addition of the Santa Lucia property, Aurora Gold now has eight properties, Ouro Mil, Santa Isabel, Sao Domingos, Sao Joao, Piranhas, Branca de Neve, Bigode and Santa Lucia, in the Tapajos Gold Province, State of Para, Brazil. With a total of approximately 54,613 hectares, Aurora Gold is the largest property holder in the region.

Access to the property area is by light aircraft direct to the property or by river utilizing the Surubim River, a tributary of the Tapajos, which connects to the Amazon and to all major ports and the seaport of Belem. Road access is by the Trans Garimpeiro Highway via the Trans Amazon highway and ferry river crossings.

Granites of the Pararui Intrusive Suite, long known to host significant precious metal mineralisation, dominate the local geology, with occasional later granitic stocks of the Maloquinha intrusive suite. Sub vertical mineralised quartz veins with widths from 20 cm to 60 cm strike between 310 and 330, mimicking the regional structural trend. Recent samples of these veins assayed between 17 and
25.9  g/t  Gold.

Previous work on the project is limited to alluvial mining of the tributaries of the Surubim, and many areas of primary mineralization of pyrite associated with gold have been uncovered as a result.

The Surubim River Valley, connecting the Santa Lucia and Santa Isabel properties, was the focus of intense alluvial mining with an estimated 200,000 m(3) of alluvial material grading greater than 1g/t, with material near the Santa Isabel border grading up to 3g/t. These figures are more than triple the grades generally mined by artisanal methods in the Tapajos, suggesting a high-grade proximal source. Aurora Gold is confident that drilling will reveal large high-grade vein type gold deposits, along with economic deposits hosted within the saprolite.

The Santa Lucia MOU provides Aurora Gold with a 90 day review period to access the gold potential of the property. If Aurora Gold decides to proceed with acquiring a 100 percent interest in the title to the mineral rights then Aurora Gold would give notice to the vendors of its intention to acquire title to the mineral rights at least five days prior to the expiration of the aforementioned period. Aurora Gold and the Vendors would then enter into an Option Agreement for the Assignment and transfer of the mineral rights.

The terms of the Santa Lucia option agreement, as specified in the MOU, allow Aurora Gold to perform geological surveys and assessment work necessary to ascertain the existence of possible mineral deposits which may be economically mined and to earn a 100% interest in the Santa Lucia property mineral rights via structured cash payments. The total option agreement payments for the licence are structured as follows: September 1, 2006 - USD $20,000; March 1, 2007 - USD $50,000; March 1, 2008 - USD $60,000; March 1, 2009 - USD $70,000; September 1,
2009 - USD $500,000 for a total of USD $700,000. The vendor will have a 1.5% Net Smelter Royalty. The Royalty payment can be purchased at any time upon written notice to the vendor and payment in Reals (Brazilian currency) of the equivalent of USD $1,000,000. The option agreement can be terminated at any time upon written notice to the vendor and Aurora Gold will be free of any and all payment commitments yet to be due.


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
Item 9.01 Financial Statements and Exhibits

(d)     Exhibits:

99.1 Aurora Gold Corporation news release issued June 26, 2006 and disseminated through the facilities of recognized newswire services.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            AURORA GOLD CORPORATION


Date: June 26, 2006                          by: /s/ A. Cameron Richardson
      -------------                              -------------------------
                                                     A. Cameron Richardson
                                                     CFO and Director


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